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                            SUPPLEMENTAL STOCK OPTION



________________________, Optionee:

     BOOLE & BABBAGE, INC. (the "Company"), pursuant to its 1995 Stock Option Plan (the "Plan") has this day granted to you, the optionee named above, an option to purchase shares of the common stock of the Company ("Common Stock"). This option is not intended to qualify and will not be treated as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     The grant hereunder is in connection with and in furtherance of the Company's compensatory benefit plan for participation of the Company's employees (including officers), directors or consultants. Defined terms not explicitly defined in this agreement but defined in the Plan shall have the same definitions as in the Plan.

     The details of your option are as follows:

     1. The total number of shares of Common Stock subject to this option is ___________________ (_______). Subject to the limitations contained herein, this option shall be exercisable with respect to each installment shown below on or after the vesting date applicable to such installment as follows:

     NUMBER OF SHARES                        DATE OF EARLIEST EXERCISE (VESTING)


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     2.   (a)  The exercise price of this option is _________________
($____________) per share, being not less than the fair market value of the Common Stock on the date of grant of this option.

          (b) Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

                    (i) Payment of the exercise price per share in cash (including check) at the time of exercise; or

                    (ii) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of Common Stock.

     3. The minimum number of shares with respect to which this option may be exercised at any one time is ten (10), except (i) as to any installment subject to exercise, as set forth in paragraph 1 above, which amounts to fewer than ten
(10) shares, in which case, as to the exercise of that installment, the number of such shares in such installment shall be the minimum number of shares, and
(ii) with respect to the final exercise of this option this paragraph 3 shall not apply. This option may not be exercised for any number of shares which would require the issuance of anything other than whole shares.

     4. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

     5. The term of this option commences on ___________, 19__, the date of grant and, unless sooner terminated as set forth below or in the Plan, terminates on _____________________ (which date shall be no more than ten (10) years from the date this option is granted). In no event may this option be exercised on or after the date on which it terminates. This option shall terminate prior to the expiration of its term as follows: thirty (30) days after the termination of your Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate of the Company (as defined in the Plan) for any reason or for no reason unless:

          (a) such termination of Continuous Status as an Employee, Director or Consultant is due to your permanent and total disability (within the meaning of Section 422(c)(6) of the Code), in which event the option shall terminate on the earlier of the termination date set forth above or twelve (12) months following such termination of Continuous Status as an Employee, Director or Consultant; or


                                       2.

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          (b)  such termination of Continuous Status as an Employee, Director or
Consultant is due to your death or your death occurs within thirty (30) days following your termination for any other reason, in which event the option shall terminate on the earlier of the termination date set forth above or eighteen
(18) months after your death; or

          (c) during any part of such thirty (30) day period the option is not exercisable solely because of the condition set forth in paragraph 4 above, in which event the option shall not terminate until the earlier of the termination date set forth above or until it shall have been exercisable for an aggregate period of thirty (30) days after the termination of Continuous Status as an Employee, Director or Consultant; or

          (d) exercise of the option within thirty (30) days after termination of your Continuous Status as an Employee, Director or Consultant with the Company or with an Affiliate would result in liability under section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), in which case the option will terminate on the earlier of (i) the termination date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or (iii) six (6) months and ten (10) days after the termination of your Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate.

          However, this option may be exercised following termination of Continuous Status as an Employee, Director or Consultant only as to that number of shares as to which it was exercisable on the date of termination of Continuous Status as an Employee, Director or Consultant under the provisions of paragraph 1 of this option.

     6. (a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to subsection 6(f) of the Plan.

          (b) By exercising this option you agree that the Company may require you to enter an arrangement providing for the cash payment by you to the Company of any tax withholding obligation of the Company arising by reason of: (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise. You also agree that any exercise of this option has not been completed and that the Company is under no obligation to issue any Common Stock to you until such an arrangement is established or the Company's tax withholding obligations are satisfied, as determined by the Company.

     7. This option is not transferable, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order satisfying the requirements of Rule 16b-3 of the Exchange Act (a "QDRO"), and is exercisable during your life only by you or a transferee pursuant to a QDRO. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option.


                                       3.

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     8.   This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In addition, nothing in this option shall obligate the Company or any Affiliate, or their respective stockholders, Board of Directors, officers, or employees to continue any relationship which you might have as a Director or Consultant for the Company or Affiliate.

     9. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

     10. This option is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of Section 6 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

     Dated the ____ day of __________________, 19__.

                              Very truly yours,

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                              By
                                -----------------------------------------
                                Duly authorized on behalf
                                of the Board of Directors


ATTACHMENTS:

     Boole & Babbage, Inc. 1995 Stock Option Plan
     Notice of Exercise


                                       4.